Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Effective on May 25, 2012 Kinder Morgan, Inc. (“Kinder Morgan”) acquired all of the outstanding shares of El Paso Corporation (“El Paso”) for an aggregate consideration of approximately $23 billion. In total, El Paso shareholders received $11.6 billion in cash, 330 million Kinder Morgan Class P shares with a fair value of $10.6 billion as of May 24, 2012 and 505 million Kinder Morgan warrants with a fair value of $863 million as of May 24, 2012.  The warrants have an exercise price of $40 and a five-year term.  On May 24, 2012, as discussed in Note 3 (a) below, EP Energy was sold by El Paso for approximately $7.2 billion. Therefore, the Unaudited Pro Forma Statements present EP Energy as if it had been sold on March 31, 2012 in the accompanying unaudited pro forma condensed combined balance sheet and as discontinued operations beginning January 1, 2011 in the accompanying unaudited pro forma condensed combined statements of income.

The following pro forma condensed combined financial information has been developed by applying pro forma adjustments to the individual historical audited financial statements of Kinder Morgan and El Paso. The following unaudited pro forma condensed combined balance sheet data as of March 31, 2012 of Kinder Morgan has been prepared to give effect to the transactions as if the merger transactions had occurred on March 31, 2012. The following unaudited pro forma condensed combined statements of income data of Kinder Morgan for the three months ended March 31, 2012 and year ended December 31, 2011 have been prepared to give effect to the transactions as if the merger had occurred on January 1, 2011.

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are factually supportable and directly attributable to the transactions. In addition, with respect to the unaudited pro forma condensed combined statements of income, the unaudited pro forma adjustments have been made only for items that are expected to have a continuing impact on the combined results.

In addition, the historical Kinder Morgan data included in the unaudited pro forma condensed combined financial information presents Kinder Morgan Energy Partners, L.P.’s (“KMP”) FTC Natural Gas Pipelines disposal group as current assets and liabilities held for sale as of March 31, 2012 and as discontinued operations beginning January 1, 2011, see Note 2.

The unaudited pro forma condensed combined statements of income do not include the following non-recurring items: (i) costs associated with the transactions which are not capitalized as part of the transactions, (ii) the elimination of El Paso’s debt issuance costs, which are reflected as an asset on its balance sheet as of March 31, 2012, (iii) known contractual employee and non-employee related costs including, severance and retention costs, (iv) the additional expense associated with accelerated vesting of El Paso’s share-based compensation arrangements, (v) investment banker advisory and legal fees associated with the merger transactions and (vi) other one-time post merger costs. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect these non-recurring items. The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The unaudited pro forma adjustments are based on available preliminary information and certain assumptions that Kinder Morgan believes are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for informational purposes only. The following unaudited pro forma condensed combined financial information is not necessarily indicative of the results that might have occurred had the merger taken place on March 31, 2012 for balance sheet purposes, and on January 1, 2011 for statements of income purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors.  All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

KINDER MORGAN, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2012
(In millions)

	Historical		Pro Forma Adjustments
	Kinder Morgan	El Paso	EP Energy Sale(a)	El Paso Acquisition(b)		Pro Forma Combined
ASSETS
Current assets	$1,615	$1,615	$7,213	$(6,251)	(a)	$2,789
			(961)	(3)	(c)
			(550)	111	(d)
Current assets held for sale	2,287	-	-	-		2,287
Total current assets	3,902	1,615	5,702	(6,143)		5,076
Property, plant and equipment, net	17,304	19,271	(4,202)	(1,922)	(e)	30,451
Investments	2,180	2,742	(335)	1,129	(f)	5,716
Goodwill	4,829	-	-	18,524	(g)	23,353
Deferred charges and other assets	2,155	750	(35)	640	(h)	3,510
Total Assets	$30,370	$24,378	$1,130	$12,228		$68,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$3,708	$1,936	$(316)	$375	(i)	$6,046
				120	(i)
				226	(j)
				(3)	(c)
Total current liabilities	3,708	1,936	(316)	718		6,046

Long-term debt	15,230	12,620	(961)	6,395	(i)	33,284

Deferred income taxes	2,239	633	666	(648)	(k)	2,890
Other long-term liabilities and deferred credits	1,071	1,907	(287)	73	(l)	2,764
Total other long-term liabilities and deferred credits	3,310	2,540	379	(575)		5,654

Stockholders’ equity
Class P shares	2	-	-	3	(n)	5
Class A shares	5	-	-	-		5
Class B shares	1	-	-	-		1
Class C shares	-	-	-	-		-
Common stock	-	2,366	-	(2,366)	(m)	-
Additional paid-in capital	3,438	5,392	-	(5,392)	(m)	14,811
				11,373	(n)
Retained earnings (accumulated deficit)	(202)	(2,207)	2,028	179	(m)	(375)
				(173)	(j)
Accumulated other comprehensive loss	(128)	(785)	-	785	(m)	(128)
Treasury stock	-	(270)	-	270	(m)	-
Total Kinder Morgan Stockholders’ Equity	3,116	4,496	2,028	4,679		14,319
Noncontrolling interests	5,006	2,786	-	1,011	(o)	8,803
Total Stockholders’ Equity	8,122	7,282	2,028	5,690		23,122
Total Liabilities and Stockholders’ Equity	$30,370	$24,378	$1,130	$12,228		$68,106

The accompanying notes are an integral part of these
unaudited pro forma condensed combined financial statements.

KINDER MORGAN, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2012
(In millions, except per share amounts)

	Historical			Pro Forma Adjustments
	Kinder Morgan		El Paso	EP Energy Sale(a)	El Paso Acquisition(b)		Pro Forma Combined

Operating revenues	$1,857		$1,260	$(484)	$(8)	(p)	$2,625
Operating costs and expenses
Gas purchases and other costs of sales	580		54	(25)	(8)	(p)	601
Other operating expenses	761		812	(389)	(11)	(q)	1,156
					(20)	(r)
					3	(s)
Total operating costs and expenses	1,341		866	(414)	(36)		1,757
Operating income	516		394	(70)	28		868
Other income and (expenses)
Equity in earnings of other equity investments	65		35	3	-		103
Interest expense, net	(184)		(226)	4	(46)	(t)	(452)
Other, net	4		16	(1)	-		19
Total other income and (expenses)	(115)		(175)	6	(46)		(330)
Income (loss) from continuing operations before income taxes	401		219	(64)	(18)		538
Income tax expense (benefit)	96		70	(40)	(10)	(u)	116
Income (loss) from continuing operations	305		149	(24)	(8)		422
Income (loss) from discontinued operations, net of tax	(378)		-	24	-		(354)
Net income (loss)	(73)		149	-	(8)		68
Net loss (income) attributable to noncontrolling interests	94		(63)	-	(8)	(v)	23
Net income (loss) attributable to Kinder Morgan.	$21		$86	$-	$(16)		$91

Basic Earnings Per Common Share from Continuing Operations
Class P shares	$0.23	(w)					$0.20	(z)
Class A shares	$0.21	(w)					$0.18	(z)
Basic Weighted Average Number of Shares Outstanding
Class P shares	171				330	(x)	501

Class A shares	536						536
Diluted Earnings Per Common Share from Continuing Operations
Class P shares	$0.23	(w)					$0.20	(z)
Class A shares	$0.21	(w)					$0.18	(z)
Diluted Weighted Average Number of Shares Outstanding
Class P shares	708				330	(x)	1,038
Class A shares	536						536

The accompanying notes are an integral part of these
unaudited pro forma condensed combined financial statements.

KINDER MORGAN, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2011
(In millions, except per share amounts)

	Historical			Pro Forma Adjustments
	Kinder Morgan		El Paso	EP Energy Sale(a)	El Paso Acquisition(b)		Pro Forma Combined

Operating revenues	$7,943		$4,860	$(1,867)	$(44)	(p)	$10,892
Operating costs and expenses
Gas purchases and other costs of sales	3,278		181	(85)	(44)	(p)	3,330
Other operating expenses	3,242		3,547	(1,244)	(42)	(q)	5,422
					(91)	(r)
					10	(s)
Total operating costs and expenses	6,520		3,728	(1,329)	(167)		8,752
Operating income	1,423		1,132	(538)	123		2,140
Other income and (expenses)
Equity in earnings of other equity investments	226		151	7	-		384
Interest expense, net	(703)		(948)	9	(174)	(t)	(1,816)
Other, net	(136)		42	2	-		(92)
Total other income and (expenses)	(613)		(755)	18	(174)		(1,524)
Income (loss) from continuing operations before income taxes	810		377	(520)	(51)		616
Income tax expense (benefit)	361		(50)	(235)	(33)	(u)	43
Income (loss) from continuing operations	449		427	(285)	(18)		573
Income from discontinued operations, net of tax	211		-	285	-		496
Net income (loss)	660		427	-	(18)		1,069
Net loss (income) attributable to noncontrolling interests	(66)		(286)	-	(35)	(v)	(387)
Net income (loss) attributable to Kinder Morgan.	$594		$141	$-	$(53)		$682

Basic Earnings Per Common Share from Continuing Operations
Class P shares	$0.70	(w)					$0.35	(aa)
Class A shares	$0.64	(w)					$0.29	(aa)
Basic Weighted Average Number of Shares Outstanding
Class P shares	118				330	(x)	447
					(1)	(y)
Class A shares	589				1	(y)	590
Diluted Earnings Per Common Share from Continuing Operations
Class P shares	$0.70	(w)					$0.35	(aa)
Class A shares	$0.64	(w)					$0.29	(aa)
Diluted Weighted Average Number of Shares Outstanding
Class P shares	708				330	(x)	1,038
Class A shares	589				1	(y)	590

The accompanying notes are an integral part of these
unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Statements”) give effect to the merger transactions under the purchase method of accounting. The unaudited pro forma condensed combined balance sheet gives effect to the merger transactions as if they had occurred on March 31, 2012. The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2012 and year ended December 31, 2011 give effect to the transactions as if the merger transactions had occurred on January 1, 2011. On May 24, 2012, El Paso sold EP Energy. Therefore, the unaudited pro forma condensed combined financial information presents EP Energy as if it had been sold on March 31, 2012 in the accompanying unaudited pro forma condensed combined balance sheet and as discontinued operations beginning January 1, 2011 in the accompanying unaudited pro forma condensed combined statements of income.  In addition, the historical Kinder Morgan data included in the unaudited pro forma condensed combined financial information presents KMP’s FTC Natural Gas Pipelines disposal group as current assets and liabilities held for sale as of March 31, 2012 and as discontinued operations beginning January 1, 2011, see Note 2.

These Unaudited Pro Forma Statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described below. The Unaudited Pro Forma Statements are not necessarily indicative of what the actual results of operations or financial position of Kinder Morgan would have been if the transactions had in fact occurred on the dates or for the periods indicated, nor do they purport to project the results of operations or financial position of Kinder Morgan for any future periods or as of any date. The Unaudited Pro Forma Statements do not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the transactions or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The Unaudited Pro Forma Statements should be read in conjunction with the following documents (i) El Paso’s Annual Report on Form 10-K for the year ended December 31, 2011, (ii) El Paso’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012,  (iii) Kinder Morgan’s audited consolidated financial statements and other financial information revised to present KMP’s FTC Natural Gas Pipelines disposal group as discontinued operations (see Note 2) and included in Exhibit 99.1 to Kinder Morgan’s Current Report on Form 8-K dated May 4, 2012, and (iv) Kinder Morgan’s Quarterly Report on Form 10-Q for the three months ended March 31, 2012.

Note 2 – Pending Sale of KMP’s FTC Natural Gas Pipelines Disposal Group

As previously announced, in order to receive Federal Trade Commission (“FTC”) approval for the El Paso acquisition, Kinder Morgan agreed to sell KMP’s FTC Natural Gas Pipelines disposal group within six months of May 24, 2012. The assets included in this disposal group are KMP’s (i) Kinder Morgan Interstate Gas Transmission natural gas pipeline system; (ii) Trailblazer natural gas pipeline system; (iii) Casper and Douglas natural gas processing operations; and (iv) 50% equity investment in the Rockies Express natural gas pipeline system.  In this report, we refer to this combined group of assets as KMP’s FTC Natural Gas Pipelines disposal group. Accordingly, the assets and liabilities of KMP’s FTC Natural Gas Pipelines disposal group have been presented as current assets and liabilities held for sale in the historical Kinder Morgan information included on the accompanying unaudited pro forma condensed combined balance sheet (because the disposal group’s combined liabilities were not material to Kinder Morgan’s consolidated balance sheet as of March 31, 2012, the disposal group’s liabilities are included within Kinder Morgan’s “Current liabilities”).  In addition, the results of operations for KMP’s FTC Natural Gas Pipelines disposal group have been presented as discontinued operations in the historical Kinder Morgan information in the accompanying unaudited pro forma condensed combined statements of income beginning January 1, 2011.

Note 3 - Pro Forma Adjustments and Assumptions

(a)	Sale of EP Energy

El Paso sold its subsidiary, EP Energy, which consists of El Paso’s exploration and production business, on May 24, 2012 for $7.2 billion. Accordingly, the assets and liabilities of EP Energy have been presented as sold on the accompanying unaudited pro forma condensed combined balance sheet and the net sale proceeds used to pay off EP Energy’s long-term debt of $961 million with the remaining amount presented as an increase to “Current assets.”  In addition, the results of operations (excluding indirect corporate overhead allocations) for EP Energy have been reclassified to discontinued operations on the accompanying unaudited pro forma condensed combined statements of income beginning January 1, 2011. Kinder Morgan used $6.2 billion from the EP Energy sale to pay for a portion of the $11.6 billion cash portion of the purchase price. El Paso’s net operating loss carryforwards are expected to significantly offset the cash taxes associated with this sale.

An after-tax gain of approximately $2.0 billion on the sale of EP Energy was recorded to El Paso’s equity after reducing the cash proceeds received of $7.2 billion, by the net book value of the assets sold and liabilities assumed/repaid based on a March 31, 2012 balance sheet date.  Income taxes on the gain of approximately $0.7 billion were computed using El Paso’s statutory tax rate of 36% less income tax adjustments for permanent differences.

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

(b)
Represents pro forma adjustments to reflect the merger transactions under the purchase method of accounting. Under the purchase method of accounting, tangible and identifiable intangible assets acquired and liabilities assumed were recorded at their estimated fair values. The excess of the purchase price over the preliminary estimated fair value of net assets acquired is classified as goodwill on the accompanying unaudited pro forma condensed combined balance sheet. Such goodwill is not amortized but will be evaluated for impairment on, at least, an annual basis. The estimated fair values and useful lives of assets acquired and liabilities assumed were based on preliminary management estimates and are subject to final valuation adjustments which may cause some of the amounts ultimately recorded as goodwill to be materially different from those shown on the unaudited pro forma condensed combined balance sheet. The final fair value assignments could differ materially from the preliminary amounts reflected herein and may cause our actual results to differ materially from those presented in the unaudited pro forma condensed combined financial information.

The following is the purchase price for El Paso (in millions, except per share and per warrant amounts):

Purchase Price
El Paso shares exchanged	776
Dilutive effect of El Paso stock options	12
Total El Paso shares exchanged	788
Cash conversion amount per El Paso share	$14.65
Cash portion of purchase price	$11,551

Total El Paso shares exchanged	788
El Paso share conversion rate	0.4187
Total Kinder Morgan Class P common shares issued	330
Kinder Morgan Class P common share closing price as of May 24, 2012	$32.11
Fair value of equity portion of purchase price	$10,600

Total El Paso shares exchanged	788
Exchange rate for Kinder Morgan warrants	0.64
Total Kinder Morgan warrants issued	505
Kinder Morgan warrant closing price as of May 24, 2012	$1.71
Fair value of Kinder Morgan warrants portion of purchase price	$863

Total consideration paid (excluding debt assumed)	$23,014
Less: El Paso share based awards to be expensed (1)	(87)
Purchase price before noncontrolling interest	22,927
Fair value of noncontrolling interests in EPB (2)	3,797
Total purchase price and fair value of noncontrolling interests	$26,724

(1)
Represents the portion of the fair value of El Paso’s share based awards pertaining to post-combination service, which was excluded from the merger consideration and immediately expensed in Kinder Morgan’s post-combination financial statements as no post-combination service was required of the recipients.

(2)
The fair value of noncontrolling interests associated with El Paso’s investment in EPB is based on the 117 million EPB common units outstanding to the public as of May 24, 2012 and valued at EPB’s May 24, 2012 closing price of $32.37 per common unit.

The preliminary allocation of the purchase price is as follows (in millions):

Purchase Price Allocation:
Current assets	$7,434
Goodwill	18,524
Investments	3,536
Property, plant and equipment, net	13,147
Deferred charges and other assets	1,271
Current liabilities	(1,737)
Deferred income taxes	(704)
Other deferred credits	(1,693)
Long-term debt	(13,054)

Total purchase price and fair value of noncontrolling interests	$26,724

(c)	To eliminate balances between Kinder Morgan and El Paso.

(d)
Represents amounts borrowed in excess of the purchase price net of financing fees. As of May 24, 2012, Kinder Morgan borrowed approximately $195 million in excess of the cash purchase price. Of this amount, approximately $84 million was used to pay financing fees and the balance was used to pay transaction expenses, primarily financial advisory and legal fees.

(e)
Represents a pro forma adjustment to property, plant and equipment for historical excess purchase costs associated with El Paso’s acquisitions of regulated assets. This adjustment is necessary to reflect El Paso's property, plant and equipment balances at their estimated regulatory fair value in conformity with Kinder Morgan's accounting policy.

(f)	To adjust the carrying value of El Paso’s equity investments to estimated fair value.

(g)
To reflect the establishment of goodwill, estimated as the excess of merger consideration (including cash, Class P common shares, warrants and the fair value of noncontrolling interests) over the estimated fair value of the assets acquired and liabilities assumed.

(h)
Represents the net adjustment to deferred charges and other assets to reflect (i) a $739 million regulatory offset to the fair value of debt adjustment recorded on debt in regulated companies (ii) $84 million in new debt issuance costs associated with the incremental debt issued in the transactions, (iii) a $104 million adjustment of El Paso’s historical debt issuance costs to its estimated fair value of zero and (iv) $79 million to reflect certain El Paso accounts and notes receivable at their estimated fair value.

(i)
Represents the net adjustment to short term and long term debt to reflect (i) $5.0 billion in long term debt to fund a portion of the cash purchase price, (ii) $375 billion in short term debt on Kinder Morgan’s 364-day senior secured term loan credit facility to fund a portion of the cash purchase price, (iii) additional borrowings of $120 million to fund a portion of the cash purchase price and (iv) adjust the carrying value of El Paso’s long term debt to its estimated fair value as of March 31, 2012 ($1.4 billion).

(j)
To reflect approximately $226 million ($173 million after-tax) for (i) investment banker advisory and legal fees paid on May 24, 2012, (ii) known contractual severance costs for certain identified employees that will be involuntarily terminated (iii) El Paso employee retention costs and (iv) other one-time merger costs. These merger related costs will be expensed in Kinder Morgan’s post-combination financial statements.

(k)
To reflect the impact on deferred taxes resulting from the tax effects of other pro forma balance sheet adjustments described herein using Kinder Morgan’s statutory federal and state tax rate of 36.3%.

(l)	To reflect certain El Paso long-term liabilities, primarily associated with environmental reserves, at their estimated fair value.

(m)	To reflect the elimination of the historical stockholders’ equity balances of El Paso.

(n)
Represents the fair value of Kinder Morgan Class P common stock and warrants issued as part of the purchase price ($3 million to Class P shares par value and $11.5 billion to additional paid-in-capital), reduced by $87 million of El Paso awards to be expensed by Kinder Morgan.

(o)
To adjust the carrying value of noncontrolling interests associated with EPB to fair value based on the 117 million EPB common units outstanding to the public as of  May 24, 2012 and valued at EPB’s May 24, 2012 closing price of $32.37 per common unit.

Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

(p)	To eliminate activity between Kinder Morgan and El Paso.

(q)
Represents a pro forma adjustment to depreciation expense related to the adjustment of property, plant and equipment for the historical excess purchase costs associated with El Paso’s acquisitions of regulated assets, as discussed in footnote (e) above. These historical excess purchase costs on regulated assets were previously being depreciated over approximately 60 years.

(r)
Represents an adjustment to historical amortization expense associated with the pension and other postretirement benefit plans (“Plans”) resulting from the elimination of the Plans’ unrecognized actuarial losses and changes in actuarial assumptions that have been historically recorded in “Accumulated other comprehensive loss.”

(s)	To reflect the amortization of a portion of the purchase price allocated to El Paso’s equity investments in excess of their underlying net equity.

(t)

	Three Months Ended March 31, 2012	Year Ended December 31, 2011
	(in millions)
Interest expense on debt issued in these transactions (1)	$(54)	$(214)
Amortization of debt issuance costs (2)	(11)	(53)
Interest expense on revolver borrowings (3)	(3)	(10)
Amortization of fair value adjustment to El Paso’s debt (4)	36	146
Amortization of regulatory offset to fair value adjustment to El Paso’s debt (5)	(19)	(71)
Reversal of El Paso’s amortization of capitalized debt issuance costs (6)	5	28
Pro forma adjustments to interest expense	$(46)	$(174)
____________
(1)
Represents incremental interest expense associated with continuing operations on the debt issued in these transactions as if that debt was outstanding for the year ended December 31, 2011 and three months ended March 31, 2012. Kinder Morgan borrowed $5.375 billion at the close of the merger transactions consisting of (i) $375 million of borrowings against Kinder Morgan’s 364-day senior secured term loan credit facility which bears interest at LIBOR plus 300 basis points (based on Kinder Morgan’s current credit rating) (referred to as the “364-Day Facility”) and (ii) $5.0 billion of borrowings under its three year senior secured term loan credit facility which will bear interest at LIBOR plus 350 basis points (based on Kinder Morgan’s current credit rating) (referred to as the “Term Facility). The 364-Day Facility provides for additional fees as well as an increase in LIBOR margin during the 364-day term.

For purposes of this unaudited pro forma condensed combined financial information, it was assumed that the incremental $5.375 billion of debt would have an average annual interest cost of 4.0%.

(2)	Represents amortization of debt issuance costs on the debt issued in these transactions over the lives of the two debt facilities.
(3)
Represents increased interest expense associated with the $120 million additional subsidiary revolver borrowings and an increased interest rate on Kinder Morgan’s revolver borrowings. In conjunction with the merger transaction, Kinder Morgan’s upsized its senior secured revolving credit facility from $1.0 billion to $1.75 billion.

(4)
Represents the reduction of interest expense for the amortization of the fair value of El Paso’s debt purchase price adjustment using the effective interest rate method. The estimated future reduction of interest expense for the amortization of the fair value of debt purchase price adjustment for each of the next five fiscal years (2012 – 2016) would be approximately $146 million, $143 million, $136 million, $131 million and $109 million.

(5)
Represents the increase of interest expense for the amortization of the regulatory offset to the fair value adjustment to El Paso’s debt in regulated subsidiaries. The estimated future amortization expense related to this regulatory offset for each of the next five fiscal years (2012 – 2016) would be approximately $71 million, $74 million, $77 million, $72 million and $56 million.

(6)
Represents the reversal of El Paso’s historical amortization expense associated with its capitalized debt issuance costs, which is included in El Paso’s historical interest expense for the three months ended March 31, 2012 and year ended December 31, 2011.

(u)	Pro forma adjustment to income tax expense, calculated using Kinder Morgan’s statutory federal and state income tax rate of 36.3%.

(v)
To allocate net income to noncontrolling interests for pro forma adjustments related to the portion of EPB that El Paso does not own. El Paso owns a 2% general partner and a 41.8% limited partner interest in EPB with 56.2% of EPB being owned by noncontrolling interests. Pro forma adjustments related to EPB include a portion of the adjustments described in footnote (q) above to reflect (i) a reduction in interest expense related to the amortization of El Paso’s fair value of debt purchase price adjustment and (ii) the reversal of El Paso’s historical amortization expense associated with its capitalized debt issuance costs. The pro forma adjustments to noncontrolling interests were calculated by multiplying these two pro forma adjustments by 56.2%.

(w)
Represents earnings per share from continuing operations. Amounts do not include ($0.20) and $0.04 of (loss) earnings per share from discontinued operations for the three months ended March 31, 2012 and year ended December 31, 2011, respectively.

(x)	Assumes the 330 million Class P shares issued in conjunction with the merger transactions were outstanding as of January 1, 2011.

(y)	Assumes the shares issued in Kinder Morgan’s February 2011 Initial Public Offering and the related conversion of 1,110,672 Class P shares were outstanding as of January 1, 2011.

(z)	The following table sets forth the computation of basic and diluted earnings per share from continuing operations for the three months ended March 31, 2012 (in millions, except per share amounts):

	Net Income Available to Shareholders
	Class P	Class A	Participating Securities (1)	Total
Net income from continuing operations				$422
Less: noncontrolling interests				(214)
Net income attributable to shareholders from continuing operations				208
Kinder Morgan dividends declared during period	$106	$102	$12	(220)
Excess distributions over earnings	(6)	(6)	-	$(12)

Total net income attributable to shareholders from continuing operations	$100	$96	$12	$208

Basic Earnings Per Share from Continuing Operations

Basic Weighted Average Number of Shares Outstanding	501	536	N/A

Basic Earnings per Common Share from Continuing Operations (2)	$0.20	$0.18	N/A

Diluted Earnings per Share from Continuing Operations

Total net income attributable to shareholders from continuing operations (assuming conversions)(2)(3)	$208	$96	N/A

Diluted Weighted Average Number of Shares	1,038	536	N/A

Diluted Earnings per Common Share from Continuing Operations(2)	$0.20	$0.18	N/A

____
(1)	Participating securities include Class B shares, Class C shares and unvested restricted stock awards issued to non-senior management employees that contain rights to dividends.
(2)
The Class A shares earnings per share as compared to the Class P shares earnings per share is different due to the sharing of economic benefits (including dividends) amongst the Class A, B, and C shares. For the three months ended March 31, 2012, this difference is primarily created by the priority dividend paid to the Class B shareholders that reduces the dividends paid to the Class A shareholders. Class A, B and C shares owned by Richard Kinder, the Sponsor Investors, the Original Shareholders, and Other Management are referred to as “investor retained stock,” and are convertible into a fixed number of Class P shares. In the aggregate, the investor retained stock is entitled to receive a dividend per share on a fully converted basis equal to the dividend per share on the Class P common stock. The conversion of shares of investor retained stock into Class P shares will not increase Kinder Morgan’s total fully-converted shares outstanding, nor impact the aggregate dividends Kinder Morgan pays or the dividends Kinder Morgan pays per share on Class P common stock.

(3)
For the diluted earnings per share calculation, total net income attributable to shareholders from continuing operations is divided by the adjusted weighted average shares outstanding during the period, including all dilutive potential shares.

(aa)	The following table sets forth the computation of basic and diluted earnings per share from continuing operations for the year ended December 31, 2011 (in millions, except per share amounts):

	Net Income Available to Shareholders
	Class P	Class A	Participating Securities (1)	Total
Net income from continuing operations				$573
Less: noncontrolling interests				(209)
Net income attributable to shareholders from continuing operations				364
Kinder Morgan dividends declared during period	$332	$400	$38	(770)
Excess distributions over earnings	(175)	(231)	-	$(406)

Total net income attributable to shareholders from continuing operations	$157	$169	$38	$364

Basic Earnings Per Share from Continuing Operations

Basic Weighted Average Number of Shares Outstanding	447	590	N/A

Basic Earnings per Common Share from Continuing Operations (2)	$0.35	$0.29	N/A

Diluted Earnings per Share from Continuing Operations

Total net income attributable to shareholders from continuing operations (assuming conversions)(2)(3)	$364	$169	N/A

Diluted Weighted Average Number of Shares	1,038	590	N/A

Diluted Earnings per Common Share from Continuing Operations(2)	$0.35	$0.29	N/A

____
(1)	Participating securities include Class B shares, Class C shares and unvested restricted stock awards issued to non-senior management employees that contain rights to dividends.
(2)
The Class A shares earnings per share as compared to the Class P shares earnings per share is different due to the sharing of economic benefits (including dividends) amongst the Class A, B, and C shares. For the year ended December 31, 2011, this difference is created by the priority dividend paid to the Class B shareholders that reduces the dividends paid to the Class A shareholders. Class A, B and C shares owned by Richard Kinder, the Sponsor Investors, the Original Shareholders, and Other Management are referred to as “investor retained stock,” and are convertible into a fixed number of Class P shares. In the aggregate, the investor retained stock is entitled to receive a dividend per share on a fully converted basis equal to the dividend per share on the Class P common stock. The conversion of shares of investor retained stock into Class P shares will not increase Kinder Morgan’s total fully-converted shares outstanding, nor impact the aggregate dividends Kinder Morgan pays or the dividends Kinder Morgan pays per share on Class P common stock.

(3)
For the diluted earnings per share calculation, total net income attributable to shareholders from continuing operations is divided by the adjusted weighted average shares outstanding during the period, including all dilutive potential shares.